As filed with the Securities and Exchange Commission on September 19, 2007

Registration No. 333-134921

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAMBRIDGE DISPLAY TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-4085264
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Cambridge Display Technology, Inc.

c/o Cambridge Display Technology Limited

Building 2020

Cambourne Business Park

Cambridge CB23 6DW, United Kingdom

+44 (0) 1954 713600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Hilary Charles

Corporate Secretary

Cambridge Display Technology, Inc.

c/o Cambridge Display Technology Limited

Building 2020

Cambourne Business Park

Cambridge CB23 6DW, United Kingdom

+44 (0) 1954 713600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Pillsbury Winthrop Shaw Pittman LLP

1540 Broadway

New York, New York 10036-4039

Attention: Todd W. Eckland, Esq.

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment deregisters those securities that remain unsold hereunder as of the effective date hereof.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the registration statement on Form S-3, File No. 333-134921 (the “Registration Statement”), which was originally filed on June 9, 2006, is being filed to terminate the Registration Statement and deregister unsold shares of common stock of the registrant, Cambridge Display Technology, Inc.

On September 19, 2007, pursuant to that certain agreement and plan of merger, dated as of July 31, 2007, the registrant became a wholly-owned subsidiary of Sumitomo Chemical Co., Ltd. (the “Merger”) and shares of the registrant’s common stock ceased to be quoted on the Nasdaq Global Market and were deregistered under the Securities Exchange Act of 1934. On September 19, 2007, the registrant also filed a certification and notice of termination on Form 15 with respect to the registrant’s common stock. As a result of the Merger, the registrant has terminated all offerings of its common stock under its existing registration statements (including the Registration Statement).

Accordingly, pursuant to the registrant’s undertaking in Item 17 of Part II of the Registration Statement, this Post-Effective Amendment No. 1 to the Registration Statement is being filed to deregister, as of the effectiveness of this Post-Effective Amendment, all shares of common stock registered under the Registration Statement that were not sold prior to the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 19, 2007.

CAMBRIDGE DISPLAY TECHNOLOGY, INC.

By	/s/ Michael Black
Michael Black
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Fyfe David Fyfe	Chief Executive Officer (Principal Executive Officer)	September 19, 2007

/s/ Michael Black Michael Black	Chief Financial Officer (Principal Financial Officer)	September 19, 2007

/s/ Ikuzo Ogawa Ikuzo Ogawa	Director	September 19, 2007

/s/ Toshiyuki Yoshino Toshiyuki Yoshino	Director	September 19, 2007